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EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except shares and per share data)

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                                                             For the Nine Months                   For the Three Months
                                                              ended September 30                     ended September 30

                                                            1995            1994                   1995            1994
PRIMARY:

Average shares outstanding                             3,684,104       3,684,104              3,684,104       3,684,104

Impact of Treasury Shares                                 16,408          15,930                 16,016          15,930
                                                       ---------       ---------              ---------       ---------
Total                                                  3,667,696       3,668,174              3,668,088       3,668,174
                                                       =========       =========              =========       =========
Net Income                                                $3,605          $3,544                 $1,201          $1,236

Earnings Per Share                                          $.98            $.97                   $.33            $.34

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